Exhibit 99.1

Quotient and Ortho Clinical Diagnostics Establish Exclusive Commercial Partnership

for MosaiQ™ in the Global Patient Testing Market and Donor Testing Markets

in the Developing World and Japan

Collaboration to accelerate the commercialization of MosaiQTM within the

$2.8 billion global transfusion diagnostics market

•	Quotient to commercialize MosaiQ™ in the donor testing market in North America, the European Union and certain countries in the Asia-Pacific region, excluding Japan

•	Ortho Clinical Diagnostics (“OCD”) to sell and distribute MosaiQ™ in the global patient testing market and the donor testing market in territories not addressed by Quotient

•	Quotient retains all rights to additional applications for MosaiQ™

•	OCD has provided $25 million of funding for MosaiQ™, including a $10 million investment in new Quotient ordinary shares at an issue price of $22.50 per share

•	Quotient to receive $59 million of additional funding upon successful achievement of certain agreed-upon regulatory and commercial milestones

•	Quotient will manufacture and supply MosaiQ™ consumables for supply to OCD. The transfer price payable by OCD for consumables will “step up” based on agreed-upon revenue milestones

•	Quotient and OCD will collaborate to explore additional diagnostics applications for MosaiQ™

JERSEY, Channel Islands, January 29, 2015 – Quotient Limited (“Quotient”) (NASDAQ:QTNT), a commercial-stage diagnostics company, and Ortho-Clinical Diagnostics, Inc., the global market leader in transfusion diagnostics, today announced that they are entering into a broad strategic collaboration to sell and distribute Quotient’s MosaiQ™ platform within the $2.8 billion global transfusion diagnostics market.

Under the terms of an exclusive Distribution and Supply Agreement (“D&S Agreement”), Quotient retains all rights to commercialize MosaiQ™ in North America, the European Union and certain Asia-Pacific territories (excluding Japan) for the donor testing market, while OCD has acquired exclusive rights to sell and distribute MosaiQ™ for the global patient testing market (for blood grouping) and the donor testing market in territories not covered by Quotient (for blood grouping and serological disease screening). Quotient will be responsible for the manufacture of all products (instruments, consumables and ancillary products) associated with MosaiQ™ and has retained all other commercial rights to MosaiQ™ with OCD receiving a right of first offer where Quotient decides to commercialize MosaiQ™ with a third party for an application other than blood grouping.

“This strategic collaboration represents a significant milestone in our long and successful working relationship with OCD focused upon the development of innovative new products for the $2.8 billion transfusion diagnostics market worldwide,” said Paul Cowan, Chairman and Chief Executive Officer of Quotient. “Given OCD’s leadership position in the global transfusion diagnostics marketplace, we are pleased with the confidence they have placed in Quotient to successfully develop MosaiQ™, our transformative diagnostics platform for blood grouping and serological disease screening. In addition to accelerating the commercialization of MosaiQ™ in the $1.0 billion global patient testing market and the donor testing market in the developing world and in Japan, this agreement represents an important step forward with our goal of enabling more fully characterized patient and donor blood – ultimately improving patient outcomes. We believe our partnership with OCD further validates MosaiQ™ both technically and commercially, while providing important funding to support its development timelines and objectives.”

MosaiQ™ has been designed to offer a breadth of diagnostic tests on a single multiplex consumable that is unmatched by any commercially marketed transfusion diagnostic instrument platform, including comprehensive antigen phenotyping and antibody identification for all samples tested. Time to result using MosaiQ™ will be equivalent to or significantly quicker than existing blood grouping methods. With this capability, adoption of MosaiQ™ should lead to improved patient outcomes by allowing for the more comprehensive matching of donor and patient blood. MosaiQ™ will also represent a highly cost-effective solution for donor and patient testing organizations worldwide.

Quotient has retained all rights and intellectual property related to the development and manufacture of MosaiQ™ consumables, which it will supply at its own cost to OCD. Under the D&S Agreement, the transfer price for MosaiQ™ consumables supplied to OCD by Quotient will increase as a percentage of net sales, subject to the achievement of agreed-upon revenue targets. In addition, a basis for calculating minimum transfer prices has also been agreed.

“We believe this strategic relationship with Quotient for the innovative MosaiQ™ technology has the potential to bring completely new solutions to the global transfusion diagnostics market,” said Martin Madaus, Chairman and Chief Executive Officer of OCD. “As the worldwide leader in blood typing, we are very excited about the opportunity to add Quotient’s novel approach to blood grouping to OCD’s market-leading product and service offerings. Together we will bring valuable and very differentiated offerings to donor collection agencies, hospitals and reference laboratories worldwide.”

In connection with the transaction, OCD has subscribed (through an affiliate) for 444,445 new Quotient Ordinary shares at an issue price of $22.50 per new Ordinary share, raising $10 million of equity proceeds, and $15 million of 7% redeemable preference shares (the “Preference Shares”). Following the transaction, OCD will own approximately 2% of Quotient’s fully-diluted ordinary share capital. Quotient will also be entitled to receive payments totaling $59 million upon the achievement of specified regulatory approvals and commercial milestones, which primarily relate to the approval and launch of MosaiQ™ in the U.S. and the European Union for blood grouping.

Quotient and OCD have also agreed to explore opportunities to develop and commercialize MosaiQ™ in other diagnostics applications outside of blood grouping and serological disease screening, utilizing the combined knowledge and expertise of both parties.

UBS Investment Bank acted as financial advisor to Quotient.

Conference Call

Quotient will host a conference call on January 30, 2015 at 8:00 a.m. Eastern Time to discuss its collaboration with OCD. Participants may access the call by dialing 1-877-407-9039 in the U.S. or 1-201-689-8470 outside the U.S. The call will be webcast live on Quotient’s website at www.quotientbd.com.

A replay of this conference call will be available through February 6 by dialing 1-877-870-5176 in the U.S. or 1-858-384-5517 outside the U.S. The replay access code is 13600550.

About Quotient Limited

Quotient is an established, commercial-stage diagnostics company committed to reducing healthcare costs and improving patient care through the development and commercialization of innovative tests, currently focused on blood grouping and serological disease screening. Quotient is developing its proprietary MosaiQ™ technology platform to offer a breadth of tests that is unmatched by any commercially available transfusion diagnostic instrument platform. The company’s operations are based in Edinburgh, Scotland; Newtown, Pennsylvania; and Eysins, Switzerland.

About Ortho-Clinical Diagnostics, Inc.

Ortho-Clinical Diagnostics, Inc. delivers high-quality in vitro diagnostic products that give healthcare professionals around the world the knowledge they need to make better treatment decisions sooner. The company serves the global transfusion medicine community with donor screening and blood typing products to help ensure every patient receives blood that is safe, the right type and the right unit. OCD also brings sophisticated information management, testing technologies and automation and interpretation tools to clinical laboratories worldwide to help them run more efficiently and improve patient care. For more information, visit www.orthoclinical.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expectations of continued growth, the development, regulatory approval, commercialization and impact of MosaiQTM and other new products. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include delays or denials of regulatory approvals or clearances for products or applications; market acceptance of our products; the impact of competition; the impact of facility expansions and expanded product development, clinical, sales and marketing activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or field trial studies; adverse results in connection with any ongoing or future legal proceeding; continued or worsening adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company’s filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements.

The Quotient logo and MosaiQTM are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

INVESTOR CONTACT:

Paul Cowan, Chief Executive Officer – paul.cowan@quotientbd.com; +41.22.716.9800

or

MEDIA CONTACT:

Irma Gomez-Dib, FTI Consulting – irma.gomez-dib@fticonsulting.com; +1.415.706.9155